AXM Pharma Enters Into Agreement with Holders of Convertible Debentures

Transaction Expected to Facilitate Additional Financing to Support Company’s Operations

CITY OF INDUSTRY, Calif.--(BUSINESS WIRE)—April 21, 2006--AXM Pharma, Inc. (AMEX: AXJ), a manufacturer of proprietary and generic pharmaceutical and nutraceutical products for the Chinese and other Asian markets, announced today that it has entered into an agreement with the holders of its secured convertible promissory notes (the “Holders”), issued by the Company in April, 2005, with an aggregate principal amount of $3.4 million (the "2005 Notes") to modify the terms, extending the repayment of the principal due under the notes. AXM had been unable to make scheduled payments of principal and interest since September, 2005. The transaction is expected to close on April 28, 2006.

“We appreciate the willingness of our existing Holders to work with us in restructuring the agreement,” said Wang Weishi, CEO of the Company. “The amendment and modification to the 2005 Notes should enhance AXM’s ability to raise additional capital to support the Company’s operations.”

The 2005 Notes will be restated and amended as new notes whose  principal amount will not exceed $3.8 million, which includes accrued interest and certain amounts due the Holders, under their April, 2005 registration rights agreement. The Amended Notes will bear interest at an annual rate of 9%. No principal payments will be due on the Amended Notes until March 1, 2009. The first interest payment will become due on the earlier of November 1, 2006 or 10 days after the effectiveness date of a registration statement on Form SB-2 with respect to the Common Stock underlying the Amended Notes. Each interest payment may, at the Company's option, be payable in shares of its common stock, if such shares have been registered by the respective interest payment date, with such interest payment to be calculated at the applicable conversion price, which will be equal to the lesser of $2.10 or 82.5% of the volume weighted average price for the Company's shares over the twenty trading days preceding the Conversion Date.  The Conversion Price for the 2005 Notes was originally set at $2.10.

The Holders have agreed to subordinate their security interest in the factory held by the Company's subsidiary, AXM Shenyang, Inc, as well as their security interest in the underlying land and related assets, in order to permit the Company and its subsidiary to obtain additional bank financing of a minimum of $3 million and a maximum of $8.5 million.

The Company has also agreed to modify the terms of approximately 2.5 million warrants issued to the Holders in April 2005, so that the Amended and Restated Warrants will have an exercise price of $0.50 per warrant. The original exercise price of 2,055,000 of the warrants being restated was $1.80, with 455,000 of the warrants being restated having an original exercise price of $2.41.

 A failure by the Company to obtain any shareholder approval required under AMEX rules by September 1, 2006 or a failure to have a Registration Statement on Form SB-2 declared effective by November 1, 2006 would be an Event of Default under the terms of the Amended Notes, entitling the Holders to pursue remedies.

About AXM Pharma, Inc.

AXM Pharma, Inc., through its wholly owned subsidiary, AXM Pharma Shenyang, Inc. ("AXM Shenyang"), is a manufacturer of proprietary and generic pharmaceutical products, which include injectables, capsules, tablets, liquids and medicated skin products for export and domestic Chinese sales. AXM Shenyang is located in the City of Shenyang, in the Province of Liaoning, China. AXM Shenyang has an operating history of approximately 10 years. For additional information on AXM Pharma Inc., please visit http://www.axmpharma.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities law, including the statements regarding the Company's opportunities for future growth. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, obtaining regulatory approvals to market the Company's products, the uncertainties associated with distributing products in a developing country such as China, the availability of cash to meet near term requirements as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products and prices. With respect to AXM, except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, AXM's extremely limited operating history, uncertainties related to the Company's access to additional capital, competition and dependence on key management.

Contact:

CEOcast, Inc. for AXM Pharma

Daniel Schustack, 212-732-4300